Exhibit 99.1




FOR IMMEDIATE RELEASE               Contact:  Jennifer Hirshberg
                                               Capitoline/MS&L
                                               202/467-3900


          METROMEDIA INTERNATIONAL GROUP COMPLETES
                   GOLDWYN, MPCA MERGERS;
   ANNOUNCES EQUITY OFFERING AND CREDIT FACILITY CLOSINGS


          (New York, NY, July 2, 1995) -- Metromedia International Group,

Inc. (MIG) (AMEX:MMG) has consummated its mergers with The Samuel Goldwyn

Company (AMEX:SG) and Motion Picture Corporation of America (MPCA), it

was announced today.  The Company also reported the closing of its public offering of common stock and the closing of a credit facility agreement for its Entertainment Group.

          The terms of the merger agreement provide for Goldwyn

shareholders to receive 0.3335 shares of MIG common stock for each share of Goldwyn common stock.  MIG will issue 3,122,972 shares to Goldwyn stockholders.

          At the same time the Goldwyn merger was closed, MIG consummated its previously announced acquisition of MPCA for consideration consisting of MIG stock and cash.  MIG will issue 1,577,643 shares to MPCA stockholders.

          MIG also announced that its public offering of 18,400,000

shares of common stock, which includes the underwriter's over-allotment option, generating gross proceeds of $202.4 million.  Proceeds of the offering will be used to finance the

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build-out of communications operations in Eastern Europe and other emerging markets and for general corporate purposes, including the working capital needs of MIG and its subsidiaries, and for potential future acquisitions.

          Lastly, MIG reported today that its subsidiary, Orion Pictures

Corporation, entered into a $300 million senior secured credit facility with a syndicate of lenders, led by Chemical Bank as agent.  Proceeds of the loan will be used to refinance indebtedness of Orion, Goldwyn and

MPCA and to fund the production, acquisition and distribution of motion picture and other entertainment product.

          "We are on target with our plans for building a global

entertainment, media and communications company, through the

Entertainment Group and the Communications Group" said John Kluge,

Chairman of Metromedia International Group.  "The combination of three production entities -- Orion, Goldwyn and MPCA -- gives MIG's

Entertainment Group a wealth of production capabilities, and creates one of the largest libraries of film and television product in the U.S.  And as our Communications Group grows its subscriber and customer bases by expanding service offerings in markets in which we currently hold licenses, as well as by penetrating new markets, we are positioned to capitalize on the rapidly evolving communications, entertainment and media industries in emerging markets worldwide."

          Metromedia International Group is a global entertainment, media and communications company whose primary operations are engaged in two businesses:  the development, production, acquisition and worldwide distribution of motion pictures, television programming and pre-recorded video cassettes, through its Entertainment Group; and the development and operation of communications

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businesses, including wireless cable television systems, wireless local loop telephone services, GSM telephone services, paging systems, an international toll calling service, Trunked Mobile Radio services and radio stations in

Eastern Europe, the former Soviet Republics and other emerging markets, through its Communications Group.


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This Communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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